EXHIBIT 99.1

CONSENT OF SANFORD L. KANE

I consent to the reference to me as a person to be appointed a Director of Multi-Fineline Electronix, Inc. under the captions “Prospectus Summary,” “Management” and “Principal and Selling Stockholders” in the Prospectus included in the Registration Statement on Form S-1 of Multi-Fineline Electronix, Inc.

/s/ Sanford L. Kane

Sanford L. Kane

April 14, 2004

Anaheim, California